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                                                                    Exhibit 99


FOR IMMEDIATE RELEASE
Contact:  Garrett Smith, Sr. Vice President (972) 402-7013

                       PIONEER NATURAL RESOURCES COMPANY
                       TO ACQUIRE CHAUVCO RESOURCES LTD.

                     ACQUISITION TO ADD SUBSTANTIAL GROWTH

DALLAS, TEXAS, September 3, 1997 -- Pioneer Natural Resources Company [NYSE:
PXC] announced today the signing of an agreement to acquire Chauvco Resources Limited ("Chauvco"), one of the premier Canadian oil and gas companies, with high quality reserves, significant growth potential and low debt, in a stock acquisition with an enterprise value of approximately $1.2 billion. The transaction represents one of the largest cross border stock acquisitions in the history of the exploration and production industry.

The acquisition will be a accretive to cash flow per share, add production and reserve growth potential and result in a significant improvement in Pioneer's balance sheet. Pioneer estimates, based on data provided by Chauvco, that total proved reserves from the acquisition will equal approximately 153 million BOE at year-end 1997. Of the purchase price, Pioneer has allocated approximately $700 million to proved reserves and the balance to probable and possible reserves, exploration potential, proprietary seismic data and the net assets and working capital of Chauvco.

The acquisition complements Pioneer's premier long life, balanced oil and gas reserves. The assets are concentrated in Canada and Argentina and include 1,740 gross producing wells and significant development and exploration potential on approximately 1.5 million net acres. Following the closing, Pioneer will have nine percent of its proved reserves outside of North America.

Pioneer Chairman Jon Brumley stated "This acquisition is an indication that Pioneer's employees, management team and Board of Directors have reached full stride in a remarkably short period of time. We are establishing a new core area in Canada and expanding our existing core area in Argentina, combined are expected to increase production in excess of 25 percent per year over the next few years. When we created Pioneer, we wanted it to be opportunity driven; opportunity is looking us in the eye!"

Pioneer CEO Scott Sheffield added, "This acquisition will have a terrific positive effect on the future of Pioneer. Based on our current prices, it will provide projected incremental discretionary cash flow of more than $185 million in 1998 and will give us additional high-impact growth, featuring a balance of exploration and exploitation that perfectly matches Pioneer's strategy."

Commenting further, Mr. Sheffield said "Guy Turcotte, Chauvco's CEO, has created a leading Canadian growth company and our goal is to build on his accomplishments. We are proud to welcome the Chauvco employees to the Pioneer team." Mr. Turcotte and Mr. James R. Baroffio, both of whom are directors of Chauvco, will join the Pioneer Board.

Pioneer has identified over 1,700 potential drilling locations. It is intended that up to 500 of these wells will be drilled during 1998 and 1999, with a capital requirement of approximately $270 million during that period.



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DESCRIPTION OF NEW CORE AREAS

The properties being acquired are located in Canada and Argentina with approximately 40 percent of the proved reserves in Canada and 60 percent in Argentina. Pioneer will operate properties representing approximately 63 percent of the production in these countries and expects to initiate exploitation and exploration activities immediately upon closing.

Canada

The Canadian assets are located in the provinces of Alberta and British Columbia. Fields in northern areas include Chinchaga, Martin Creek, and Rycoft/Spirit River while southern regions include Swalwell/Nevis and Provost. Twenty properties will account for 80% of production providing an excellent platform to enhance efficiencies and economies of scale.

Argentina

The Argentine assets are concentrated in Tierra del Fuego and the Neuquen Basin. In the Neuquen Basin, Pioneer will operate three contiguous concessions consisting of Loma Negra/NI, Dadin, and Al Norte de la Dorsal. Pioneer's interests in Tierra del Fuego are both operated properties and production operated by an Argentine oil and gas joint venture.

EFFECTS OF THE ACQUISITION ON PIONEER

Commenting on the financial effects of the transaction, Garrett Smith, Senior Vice President - Finance, said, "One of the most appealing aspects of this acquisition is the beneficial effect of reduced leverage and improved credit ratios. We had been considering a number of ways to accomplish this including property sales, an equity offering in conjunction with a debt refinancing and acquisitions using our stock. We are certainly pleased to have improved our financial position by making an acquisition that is accretive to cash flow per share."

Pioneer expects the acquisition to improve the company in a number of ways:

o The expansion of Pioneer's reserve base will make it the second largest publicly traded, U.S. independent oil and gas company. At year end 1996, pro forma for the acquisition, Pioneer had over 740 MMBbls of equivalent oil reserves, comprised of 2.4 trillion cubic feet of natural gas and 342 million barrels of crude oil and liquids.

o Pioneer's reserve base will continue to be well-balanced, with 54% natural gas and 46% crude oil and liquids, and long-lived, with an aggregate reserve life index of approximately 12 years.

o On a pro forma basis, as of June 30, 1997, Pioneer's debt to book ratio will decrease from 45 percent to 39 percent.

TERMS OF AGREEMENT

Under the agreement, Pioneer will effectively acquire the capital stock of Chauvco, consisting of approximately 50 million common shares, by issuing a number of shares of Pioneer common stock based on the average closing price of Pioneer Natural Resources during a period of 10 days ending 3 days prior to the Chauvco shareholder vote. Based on today's closing prices, Pioneer would issue approximately 23 million shares of common stock, with each share of Chauvco receiving approximately .4515 Pioneer


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shares valued at $19.22 or C$26.69. Pioneer will also assume approximately
$220 million in liabilities. Pioneer currently has approximately 74 million outstanding shares.

Specifically, the acquisition by Pioneer of Chauvco will proceed by way of a Plan of Arrangement utilizing shares of Pioneer common stock or exchangeable shares whereby holders of Chauvco will receive:

o A number of common shares or exchangeable shares of a newly created Canadian subsidiary of Pioneer based on the average trading price of Pioneer during the period described above, ranging from a maximum of .4938 shares if Pioneer's stock price averages below $33.50, to a minimum of .4515 if Pioneer's stock averages at $39 or above, and

o Shares in two new entities, one of which will own Chauvco's assets in West Africa and the Middle East, and the other which will own Chauvco's former assets in the Alliance pipeline project, each of which will be spun off to Chauvco's shareholders prior to or simultaneously with the acquisition by Pioneer.

Chauvco's largest shareholders, Gendis Inc. and Trimac Corporation, and Mr. Turcotte, who together own approximately 48% of the outstanding common stock of Chauvco, have entered into agreements to vote for the transaction at a special stockholders meeting to be held later this year. Richard E. Rainwater, Pioneer's largest shareholder, Mr. Brumley and Mr. Sheffield, who own or control 16% of the outstanding Pioneer common stock, also have entered into agreements to vote for the acquisition.

The acquisition is subject to approval by both Pioneer's and Chauvco's stockholders and the necessary regulatory bodies. The acquisition has been unanimously approved by Chauvco's and Pioneer's Boards of Directors and is expected to be completed in December.

Goldman Sachs has rendered its opinion to Pioneer's Board of Directors with respect to the fairness of the consideration to be paid by Pioneer in the transaction. Salomon Brothers Inc. and RBC Dominion Securities Inc. are serving as financial advisors to Chauvco.

This announcement includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include without limitation, estimates with respect to reserves, production levels, cash flows, and capital expenditures. Although Pioneer believes that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Forward-looking statements are qualified as may be provided in Pioneer's annual, quarterly, and current reports and registration statements filed with the Securities and Exchange Commission.